                      CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Talton Embry,

has authorized and designated each of Andrea D. Kantor and Lydia

M. DeSantis to execute and file on the undersigned's behalf all

Forms 3, 4 and 5 (including any amendment thereto) that the

undersigned may be required to file with the U.S. Securities and

Exchange Commission as a result of the undersigned's ownership of or transactions in securities of National Patent Development

Corporation.  The authority of each of Andrea D. Kantor and Lydia

M. DeSantis under this Statement shall continue until the

undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in

securities of National Patent Development Corporation unless earlier revoked in writing.  The undersigned acknowledges that each of Andrea D. Kantor and Lydia M. DeSantis is not assuming any of the undersigned's responsibilities to comply with Section

16 of the Securities Act of 1934.

                    ___________________________________

                              Talton Embry

Dated:  August 5, 2004